ImmuCell

ImmuCell Announces Preliminary, Unaudited Sales Results for Q4 and Full Year of 2025

For Immediate Release

PORTLAND, Maine – January 8, 2026 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), an animal health company that develops, manufactures and markets products that improve cattle health and productivity, today announced preliminary, unaudited sales results for the fourth quarter and full year of 2025.

Since the first quarter of 2020, ImmuCell has been providing a preliminary look at its unaudited top line results soon after the close of the quarter and the Company expects to continue providing this prompt, preliminary report on product sales until further notice. The Company will also include a geographic and product line sales breakdown going forward.

Total sales for the three-month period ended December 31, 2025 were $7.6 million, a 1.6% decline compared to the three-month period ended December 31, 2024. For the three-month periods ended December 31:

●	Domestic sales were $7.0 million in 2025, an 8.7% increase compared to 2024

●	International sales were $0.6 million in 2025, a 52.6% decline compared to 2024

●	Tri-Shield® sales were $6.0 million in 2025, a 41.3% increase compared to 2024

●	Dual-Force® and other sales were $1.7 million in 2025, a 53.0% decline compared to 2024

Total sales for the twelve-month period ended December 31, 2025, were $27.6 million, a 4.3% increase compared to the twelve-month period ended December 31, 2024. For the twelve-month period ended December 31:

●	Domestic sales were $24.4 million in 2025, a 6.5% increase compared to 2024

●	International sales were $3.3 million in 2025, a 9.6% decline compared to 2024

●	Tri-Shield® sales were $19.9 million in 2025, a 26.5% increase compared to 2024

●	Dual-Force® and other sales were $7.7 million in 2025, a 28.2% decline compared to 2024

“Sales for the quarter exceeded our expectations and show that we continue to make progress rebuilding our market position after a period of supply challenges,” commented Olivier te Boekhorst, President and Chief Executive Officer of ImmuCell. “This was one of our highest sales quarters ever, without tailwinds from catching up on backorders. Our international business showed a decline, largely due to order timing. We are highly encouraged by the strong growth of our Tri-Shield® product line, which reflects the migration from Dual-Force® products and the acquisition of new dairy and beef customers seeking protection for their calves.”

On December 24, 2025, ImmuCell announced a strategic focus on expanding the success of First Defense® after receiving a United States Food and Drug Administration (FDA) Incomplete Letter for its Re-Tain® product. The FDA issued the Incomplete Letter on December 23, 2025, because the Company’s contract manufacturer did not satisfactorily address previously cited inspectional deficiencies. After considering the financial implications of the resulting delays, the Company decided to pause further investment in Re-Tain® and intends to record an approximately $2.9 million non-cash impairment write-down of certain property, plant and equipment pertaining to Re-Tain® during the fourth quarter of 2025. The Company has identified opportunities to repurpose the majority of the approximately $15.5 million net book value of Re-Tain® assets as of September 30, 2025, for First Defense®.

“The deployment of these assets for First Defense® will expand our liquid processing capacity to meet our needs well into the future, but requires capital for repurposing the building which we are currently assessing,” said Timothy C. Fiori, Chief Financial Officer of ImmuCell. “In the meantime, we have implemented manufacturing improvements that increased output of our lyophilization process by more than 15% year-over-year in 2025 and we plan similar improvements in 2026 with minimal capital investment. This gives us confidence we can meet growth targets for First Defense®.”

During the review of assets and inventory conducted during the three-month period ending December 31, 2025, the Company identified the following additional write-downs, unrelated to Re-Tain®: a $0.1 million non-cash impairment write-down of certain property, plant and equipment, and a $0.6 million write-down primarily of work in process colostrum inventory that was determined to no longer be fit for processing into First Defense®.

“We use a rigorous and disciplined approach to assessing the best-and-highest value use of our resources and have determined that we expect to achieve a higher return from selling this particular colostrum in the market without further processing,” commented Mr. Fiori. “We are confident in our ability to source and process high quality colostrum going forward to meet demand.”

“The strong sales results and excellent progress in expanding manufacturing output further support our decision to focus on First Defense®,” added Mr. te Boekhorst. “Tri-Shield® growth was outstanding, and we have now started a 50% expansion of the sales force by creating two new domestic territories and hiring an international business development executive.” Te Boekhorst continued, “we also plan to complete our ongoing investigational studies for Re-Tain® to attract partners and maximize value. Combined with the successful manufacturing initiatives and the longer-term manufacturing capacity expansion leveraging the former Re-Tain® building and equipment, we are very well positioned for continued growth. In the coming quarters, our focus will be on commercial expansion and creating scalable manufacturing capacity to support that growth.”

Preliminary, Unaudited Sales Results
During the Three-Month Periods Ended December 31,	2025	2024	($ Decrease) $ Increase	(% Decrease) % Increase

Total Product Sales	$7.6 million	$7.8 million	($125,000)	(1.6%)

Domestic Sales	$7.0 million	$6.4 million	$562,000	8.7%
International Sales	$620,000	$1.3 million	($687,000)	(52.6%)

Dual-Force First Defense® Sales	$1.5 million	$3.3 million	($1.8 million)	(53.7%)
Tri-Shield First Defense® Sales	$6.0 million	$4.2 million	$1.7 million	41.3%

During the Twelve-Month Periods Ended December 31,	2025	2024	$ Increase ($ Decrease)	% Increase (% Decrease)

Total Product Sales	$27.6 million	$26.5 million	$1.2 million	4.3%

Domestic Sales	$24.4 million	$22.9 million	$1.5 million	6.5%
International Sales	$3.3 million	$3.6 million	($347,000)	(9.6%)

Dual-Force First Defense® Sales	$6.9 million	$9.6 million	($2.6 million)	(27.4%)
Tri-Shield First Defense® Sales	$19.9 million	$15.8 million	$4.2 million	26.5%

Preliminary, Unaudited Write-Down and Impairment Impact Estimates During the Three-Month Period Ended December 31, 2025

In millions $
Re-Tain® property, plant and equipment	$2.9
Other property, plant and equipment	$0.1
Inventory	$0.6
Total	$3.6

Conference Calls:
The Company is planning to host a conference call on Friday, January 9, 2026 at 9:00 AM ET to discuss the unaudited top line results and to review the strategic shift to First Defense® and away from Re-Tain® that was first disclosed on December 24, 2025. Interested parties can access the conference call by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international) at 9:00 AM ET. A teleconference replay of the call will be available until January 16, 2026, at (855) 669-9658 (toll free) or (412) 317-0088 (international), utilizing replay access code #6043808.

The Company is planning to release its full, unaudited financial results for the quarter and year ended December 31, 2025 after the market closes on Wednesday, February 25, 2026 and is planning to host a conference call on Thursday, February 26, 2026 at 9:00 AM ET to discuss these results. Interested parties can access that conference call by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international) at 9:00 AM ET. A teleconference replay of the call will be available until March 5, 2026, at (855) 669-9658 (toll free) or (412) 317-0088 (international), utilizing replay access code #2017737.

About ImmuCell:
ImmuCell Corporation's (Nasdaq: ICCC) purpose is to create scientifically proven and practical products that improve cattle health and productivity. ImmuCell manufactures and markets First Defense®, providing Immediate Immunity™ to newborn dairy and beef calves. Press releases and other information about the Company are available at: http://www.immucell.com.

Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release and the statements to be made in the related conference call referenced herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and will often include words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. Such statements include, but are not limited to, any forward-looking statements relating to: our plans, goals and strategies for our business; estimates of anticipated write-offs relating to equipment, inventory or other assets; projections of future financial or operational performance; future demand for our products; growth in acceptance of our First Defense® product line by dairy and beef producers; future prospects for and investments associated with expanding production of First Defense® product line; future prospects for First Defense® versus Re-Tain®; the timing and outcome of prospective future applications for regulatory approvals and future implications of prior regulatory inspection deficiencies relating to facilities of our contract manufacturer; future regulatory requirements relating to our products; and any other statements that are not historical facts. These statements are intended to provide management's current expectations of future events as of the date of this earnings release, are based on management's estimates, projections, beliefs and assumptions as of the date hereof; and are not guarantees of future performance. Such statements involve known and unknown risks and uncertainties that may cause the Company's actual results, financial or operational performance or achievements to be materially different from those expressed or implied by these forward-looking statements, including, but not limited to, those risks and uncertainties relating to: difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand, uncertainty associated with the timing and volume of customer orders, adverse impacts of possible future supply chain disruptions or shortfalls on our operations and customer and supplier relationships, commercial and operational risks relating to our current and planned expansion of production capacity of First Defense®, and other risks and uncertainties detailed from time to time in filings we make with the Securities and Exchange Commission (SEC), including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors. In addition, there can be no assurance that future risks, uncertainties or developments affecting us will be those that we anticipate. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts: Olivier te Boekhorst, President and CEO
                  Timothy C. Fiori, Chief Financial Officer
                  ImmuCell Corporation
                  investor.relations@immucell.com

                  Joe Diaz, Robert Blum and Joe Dorame
                  Lytham Partners, LLC
                  iccc@lythampartners.com